PRESS RELEASE

FOR IMMEDIATE RELEASE:	CONTACT:

CompX International Inc.	Janet G. Keckeisen
5430 LBJ Freeway, Suite 1700	Investor Relations
Dallas, Texas 75240	Tel. 972-233-1700

COMPX REPORTS FIRST QUARTER 2020 RESULTS

DALLAS, TEXAS … May 5, 2020 … CompX International Inc. (NYSE American: CIX) announced today sales of $32.3 million for the first quarter of 2020 compared to $31.2 million in the same period of 2019.  Operating income was $5.0 million in the first quarter of 2020 compared to $4.3 million in the same period of 2019.  Net income was $4.3 million, or $0.34 per basic and diluted common share, for the first quarter of 2020 compared to $4.0 million, or $0.32 per basic and diluted common share, in the same period of 2019.
Net sales increased for the quarter primarily due to higher Security Products sales to existing government security customers, partially offset by lower sales to transportation and distribution customers. Marine Components also contributed higher sales for the quarter, mainly to the towboat and center console boat markets, partially offset by lower sales to distribution customers. Operating income increased slightly for the quarter due to the favorable effects of customer and product mix on higher sales, partially offset by increased medical costs for both Security Products and Marine Components.
Although the COVID-19 pandemic had limited impact on our operations during the first quarter of 2020, we believe U.S. and worldwide gross domestic product will be significantly impacted for an indeterminate period, including the demand for our products and those of our customers. Consequently, we expect to report lower sales and earnings than would otherwise have been expected for the remainder of 2020. The extent of the impact will depend on numerous factors, including future developments, and therefore is uncertain and cannot be predicted.

The statements in this press release relating to matters that are not historical facts are forward-looking statements that represent management’s belief and assumptions based on currently available information.  Although we believe the expectations reflected in such forward-looking statements are reasonable, we cannot give any assurances that these expectations will be correct.  Such statements, by their nature, involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those predicted.  While it is not possible to identify all factors, we continue to face many risks and uncertainties. The factors that could cause our actual future results to differ materially include, but are not limited to, the following:
•	Future demand for our products,
•
Changes in our raw material and other operating costs (such as zinc, brass, aluminum, steel and energy costs) and our ability to pass those costs on to our customers or offset them with reductions in other operating costs,

•	Price and product competition from low-cost manufacturing sources (such as China),
•	The impact of pricing and production decisions,
•	Customer and competitor strategies including substitute products,
•	Uncertainties associated with the development of new products and product features,
•	Future litigation,
•	Our ability to protect or defend our intellectual property rights,
•	Potential difficulties in integrating future acquisitions,
•	Decisions to sell operating assets other than in the ordinary course of business,
•	Environmental matters (such as those requiring emission and discharge standards for existing and new facilities),
•	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters, including future tax reform,
•	The impact of current or future government regulations (including employee healthcare benefit related regulations),
•
General global economic and political conditions that introduce instability into our supply chain, impact our customers’ level of demand or our customers’ perception regarding demand or impair our ability to operate our facilities (including changes in the level of gross domestic product in various regions of the world, natural disasters, terrorist acts, global conflicts and public health crises such as COVID-19),

•
Operating interruptions (including, but not limited to labor disputes, hazardous chemical leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime, transportation interruptions, cyber-attacks and public health crises such as COVID-19); and

•	Possible disruption of our business or increases in the cost of doing business resulting from terrorist activities or global conflicts.

Should one or more of these risks materialize (or the consequences of such development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those currently forecasted or expected.  CompX disclaims any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

CompX is a leading manufacturer of security products and recreational marine components.  It operates from three locations in the U.S. and employs approximately 550 people.

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COMPX INTERNATIONAL INC.
SUMMARY OF CONSOLIDATED OPERATIONS
(In millions, except per share amounts)
(Unaudited)

	Three months ended
	March 31,
	2019	2020

Net sales	$31.2	$32.3
Cost of goods sold	21.6	21.9
Gross profit	9.6	10.4
Selling, general and administrative expense	5.3	5.4
Operating income	4.3	5.0
Interest income	0.8	0.6
Income before taxes	5.1	5.6
Provision for income taxes	1.1	1.3
Net income	$4.0	$4.3

Basic and diluted net income per common share	$0.32	$0.34

Weighted average diluted common
shares outstanding	12.4	12.4